Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of BellRing Brands, Inc. of our report dated April 5, 2019 relating to the financial statements of Active Nutrition (the combination of Premier Nutrition Corporation, Dymatize Enterprises, LLC and Active Nutrition International GmbH of Post Holdings, Inc.), which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

September 20, 2019